Strategic Bond Fund

Advisory Fee Waiver

06/01/24 to 04/30/25

June 10, 2024

Ms. Kari Seabrands

Treasurer, Chief Financial Officer and Chief Accounting Officer

Russell Investment Funds

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Russell Investment Funds Strategic Bond Fund (the “Fund”)

Dear Ms. Seabrands:

Effective June 1, 2024, Russell Investment Management, LLC (“RIM”), as adviser to Russell Investment Funds (“RIF”), agrees to waive, until April 30, 2025, 0.01% of its advisory fee for the Fund.

This waiver (1) supersedes any prior contractual advisory fee waiver or reimbursement arrangements and any prior non-contractual advisory fee waiver or reimbursement arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIM’s option, continue after the date stated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT, LLC

By:	/s/ Katherine El-Hillow
Katherine El-Hillow
President

Accepted and Agreed:

RUSSELL INVESTMENT FUNDS

By:	/s/ Kari Seabrands
Kari Seabrands
Treasurer, Chief Financial Officer and Chief Accounting Officer